Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-224500) and on Form S-4 (No. 333-236920) of Level One Bancorp, Inc. of our report dated March 13, 2020 relating to the consolidated financial statements of Level One Bancorp, Inc., which appears in the Form 10-K for the year ended December 31, 2019.

Auburn Hills, Michigan
March 13, 2020